Exhibit 10.19

AMENDMENT NO.1 TO

INVESTMENT ADVISORY AGREEMENT

BETWEEN

CORPORATE CAPITAL TRUST, INC.

AND

CNL FUND ADVISORS COMPANY

This Amendment No. 1 to Investment Advisory Agreement (this “Amendment”) is made as of March 14, 2012, by and between CORPORATE CAPITAL TRUST, INC., a Maryland corporation (the “Company”), and CNL FUND ADVISORS COMPANY, a Florida corporation (the “Adviser”).

WHEREAS, the Company and the Adviser are parties to an Investment Advisory Agreement dated as of March 18, 2011 (the “Agreement”) pursuant to which the Company has retained the Adviser, and the Adviser has agreed, to provide investment advisory services to the Company in the manner and on the terms and conditions set forth therein; and

WHEREAS, in accordance with Section 12 of the Agreement, the Company and the Adviser desire to amend the Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Adviser hereby agree as follows:

1. Deletion of Listing Incentive Fee.

(a) The first sentence of Section 3(b) of the Agreement is hereby deleted in its entirety and replaced with the following sentence:

The incentive fee will be divided into two parts: (1) a subordinated incentive fee on income and (2) an incentive fee on capital gains.

(b) The last paragraph of Section 3(b) of the Agreement is hereby deleted in its entirety.

2. Amendment to Definition of Pre-Incentive Fee Net Investment Income. The first sentence of the definition of “pre-incentive fee net investment income,” as set forth in the fourth bulleted item under Section 3(b) of the Agreement, is hereby amended by inserting the words “and, effective from and after January 1, 2012, excluding any Expense Support Payments (as defined in the Amended and Restated Expense Support and Conditional Reimbursement Agreement among the Company, the Adviser and KKR Asset Management LLC) and any reimbursement by the Company of Expense Support Payments” immediately following the words “but excluding the incentive fee” at the end of such sentence.

3. Full Force and Effect. Except as modified hereby, the Agreement shall remain in full force and effect. The term “Agreement” used in the Agreement shall for all purposes therein refer to the Agreement as amended by this Amendment.

4. Counterparts. This Amendment may be executed in more than one counterpart, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

5. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflict of laws provisions.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

CORPORATE CAPITAL TRUST, INC.

By:	/s/ Andrew A. Hyltin
Name: Andrew A. Hyltin
Title: President and Chief Executive Officer

CNL FUND ADVISORS COMPANY

By:	/s/ Paul S. Saint-Pierre
Name: Paul S. Saint-Pierre
Title: Chief Financial Officer

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